TeleCommunication Systems Reports Second Quarter 2014 Results

ANNAPOLIS, Md., July 31, 2014 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure wireless communication technology, reported results for the second quarter ended June 30, 2014.

Summary of Second Quarter 2014 Results

  Revenue was $86.2 million, about flat compared to the first quarter of 2014 and down 7% from 2013's second quarter, as the mix of business has evolved to include less lower-margin government systems.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was up 14% to $9.1 million from $8 million in the first quarter of 2014, and up 32% from $6.9 million in the year-ago quarter (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $3.1 million or $0.05 per diluted share, up 41% from $2.2 million or $0.04 per diluted share in the first quarter of 2014, and compares favorably to an adjusted net loss of $690,000 or $(0.01) in the second quarter of 2013.
  GAAP net income was $0.02 per diluted share versus a GAAP net loss of $(0.01) in the 2014 first quarter and a GAAP net loss of $(0.03) in 2013's second quarter.

Second Quarter 2014 Highlights

  Grew volume and pipeline in NextGen 9-1-1 deployment, software and managed services contracts.
  Named an awardee on the Department of Homeland Security's $22 billion Enterprise Acquisition Gateway for Leading Edge II (EAGLE II) contract. The contract enables the purchase of the full range of TCS IT services, technical and management expertise, and solution-oriented products.
  Iusacell, the third largest cellular carrier in Mexico, deployed the TCS Family Locator to more than five million GSM subscribers.
  Doubled contract ceiling to $6.6 million for DoD's Art of Exploitation cyber training and support and was engaged by E-volve Technology Systems to enable delivery of TCS professional services to the U.S. Air Force Cyber Operations Training Program, with a total TCS contract value of $3.3 million.
  Issued 12 U.S. and foreign patents bringing the company's patent portfolio to 361 patents issued in the U.S. and abroad, with more than 300 patent applications pending and 37 monetization projects underway at various stages of execution.

Management Commentary

"We entered 2014 with the commitment that 2013 was the floor on our company's operating results, and the second quarter represents another step of steady improvement," said Maurice B. Tose, TCS chairman and CEO. "As the adverse impact of government budget turbulence has abated and we continue to manage company costs, we are focusing on higher EBITDA and other operating metrics.

"Bid volume in next generation 9-1-1 contracts has picked up significantly, and we believe our deliverables are the best available. Next generation 9-1-1 is characteristic of TCS's strength in enabling communication solutions requiring convergent wireless, digital, internet protocol network technology expertise. Other commercial business in the quarter included meaningful contributions from new non-wireless-carrier platforms and applications customers.

"We are seeing steady growth in cybersecurity business, and anticipate a resurgence in C4ISR volume. Our long-awaited inclusion in Homeland Security's EAGLE II procurement program is a milestone towards bringing our company's experience in highly reliable public safety networks and secure wireless military communications for civil infrastructure needs and opportunities. We continue to deepen relationships with Fortune 50 partners who trust our scale and stability, and are collaborating with several on solutions drawn from multiple units of our company."

Summary of Adjusted EBITDA and Adjusted Net Income (Loss) and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended June 30,
	2014	2013
	(unaudited)

Revenue	$ 86,221	$ 92,842
Adjusted EBITDA	$ 9,133	$ 6,933
Non-cash charges [1]	(5,992)	(7,891)
Income (loss) from operations	3,141	(958)
Interest and other expense	(2,238)	(3,562)
Tax benefit	155	2,649
Net income (loss) for Diluted EPS calculation	$ 1,058	$ (1,871)

Net income (loss) per share - diluted	$ 0.02	$ (0.03)

Net income (loss)	$ 1,058	$ (1,871)
Amortization of non-cash stock-based compensation expense	1,379	1,339
Amortization of acquired intangible assets	949	1,143
Amortization of deferred financing fees	212	1,440
Non-cash tax benefit	(475)	(2,741)
Adjusted net income (loss)	$ 3,123	$ (690)

Adjusted net income (loss) per share - diluted	$ 0.05	$ (0.01)

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

Second Quarter 2014 Financial Detail

Revenue and Gross Profit (unaudited):

($millions)	Three months ended June 30,
	Commercial			Government			Total
	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)	2014	2013	Incr. (Decr.)
Revenue
Services	$ 38.0	$ 38.1	$ (0.1)	$ 29.1	$ 33.5	$ (4.4)	$ 67.1	$ 71.6	$ (4.5)
Systems	9.3	4.2	5.1	9.8	17.0	(7.2)	19.1	21.2	(2.1)
Total revenue	$ 47.3	$ 42.3	$ 5.0	$ 38.9	$ 50.5	$ (11.6)	$ 86.2	$ 92.8	$ (6.6)

Gross profit
Gross profit-services	$ 23.2	$ 23.0	$ 0.2	$ 6.7	$ 8.9	$ (2.2)	$ 29.9	$ 31.9	$ (2.0)
As % of revenue	61%	60%		23%	27%		45%	45%
Gross profit-systems	5.7	0.1	5.6	2.6	3.9	(1.3)	8.3	4.0	4.3
As % of revenue	61%	2%		27%	23%		43%	19%
Total gross profit	$ 28.9	$ 23.1	$ 5.8	$ 9.3	$ 12.8	$ (3.5)	$ 38.2	$ 35.9	$ 2.3
As % of revenue	61%	55%		24%	25%		44%	39%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue for the second quarter was up $5 million or 12% from the same period last year on a more profitable mix of business. Commercial services revenue was comparable to last year, while commercial systems revenue was up from last year due to higher Nextgen 9-1-1 systems deployment and location platform revenue.

Commercial segment gross profit was $28.9 million or 61% of revenue, up from $23.1 million or 55% of revenue in the second quarter of 2013. Commercial services gross profit was consistent with last year, while systems gross profit was up on the higher revenue.

Government Segment Revenue and Gross Profit:

Government segment revenue in the second quarter was down from last year's second quarter due mainly to the continued reduction in war-related government spending since a year ago. Government services revenue was down mainly due to fewer Afghanistan field support personnel, and government systems revenue was down as fewer new systems were delivered as more system upgrades and updates were provided to TCS deployable system customers.

Government segment gross profit was down on the lower volume. Government services gross profit was $6.7 million or 23% of revenue, down from last year's $8.9 million or 27% of revenue reflecting a lower volume and margin mix of field support contracts, partly offset by higher cybersecurity contract business. Government systems gross profit was down on the lower volume.

Operating Costs and Expenses:

R&D: Second quarter 2014 R&D expense was $11.3 million (13% of revenue), up from $9.3 million (10% of revenue) in the same year-ago quarter, resulting mainly from deployment of more software developers on projects for deliverables serving multiple customers (cost which is accounted for as R&D rather than cost of revenue), and not subject to capitalization.

SG&A: Second quarter 2014 selling, general and administrative expense was down 14% to $19.5 million (23% of revenue) from $22.7 million (25% of revenue) in the second quarter of 2013, reflecting cost management steps for resource optimization in second half 2013 and since.

Non-cash charges: Second quarter 2014 non-cash charges to operating profit were $6 million, down from $7.9 million in last year's second quarter, due mainly to intangible cost write-offs last year, reducing depreciable bases.

Income Taxes:

For the second quarter of 2014, the company recorded a minor tax benefit against the pre-tax $903,000 GAAP income, as the value of the company's deferred tax asset has been fully reserved.

Liquidity and Capital Resources:

At June 30, 2014, TCS had $63.5 million of cash and securities, compared to $65.3 million at the beginning of the quarter. Funds were generated in the quarter from $9.1 million in adjusted EBITDA, $15 million received in connection with an arrangement to wind-down an acquired location application business, $0.6 million in borrowings under capital leases, and $0.4 million in proceeds from exercises of employee stock options. Cash was used during the quarter for $10.4 million of debt principal payments, an $11.2 million increase in working capital, $2.6 million for capital expenditures including software development, and $2.8 million for cash interest, cash taxes and other expenses. At the end of the quarter, in addition to cash and securities, the company's liquidity included unused bank line of credit $30 million availability, and $14.6 million undrawn delayed draw term loan facility for retirement of the remaining 4.5% notes due in November 2014. We expect an additional $18.9 million delayed-draw term loan facility to be available on March 31, 2015 as covenant requirements are met.

Backlog:

	3/31/2014	New Orders	Revenue	6/30/2014
($millions)
Commercial Funded Contract Backlog	$ 243.2	$ 38.6	$ (47.3)	$ 234.5
Government Funded Contract Backlog	48.0	43.1	(38.9)	52.2
Total Funded Contract Backlog	$ 291.2	$ 81.7	$ (86.2)	$ 286.7

Funded contract backlog on June 30, 2014 was $286.7 million, of which the company expects to recognize approximately $170 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue, by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. The company's backlog at any given time may be affected by various factors including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, which can lead to delays in procurement of TCS products and services. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (July 31, 2014) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least five minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-888-500-6950
International Number: 1-719-325-2429
Conference ID: 9375099

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time through August 14, 2014 via the same website link as well as by phone:

Replay Dial-in Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 9375099

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about our IP monetization projects that are under way, our expected backlog realization, and our liquidity and capital resources, and those that are made in the commentary sections and by Mr. Tosé that (a) we 2013 was the floor on our company's latest cycle of operating results; (b) the adverse impact of government budget turbulence has abated…and we are focusing on higher EBITDA and other operating metrics; (c) we are seeing steady growth in cybersecurity business and anticipate a resurgence in C4ISR volume; and (d) we continue to deepen relationships with Fortune 50 partners…and are collaborating with several on solutions.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(amounts in $000)	2014	2013
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 63,494	$ 61,908
Accounts receivable, net	46,571	45,789
Unbilled receivables	19,849	16,009
Inventory	11,097	9,890
Deferred project costs and other current assets	17,007	15,286
Total current assets	158,018	148,882

Property and equipment, net	35,096	38,355
Software development costs, net	4,583	4,178
Acquired intangible assets, net	19,104	21,003
Goodwill	104,241	104,241
Other assets	4,644	4,796
Total assets	$ 325,686	$ 321,455

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 48,488	$ 38,750
Deferred revenue	24,010	24,809
Current debt:
Bank term debt, notes payable, and capital leases	7,497	15,583
Convertible notes due 2014	14,562	14,562
Total current debt	22,059	30,145

Total current liabilities	94,557	93,704

Noncurrent debt:
Bank term debt, notes payable, and capital leases	64,125	67,384
Convertible notes due 2018	50,000	50,000
Total noncurrent debt	114,125	117,384
Other liabilities	4,315	1,124

Total stockholders' equity	112,689	109,243
Total liabilities and stockholders' equity	$ 325,686	$ 321,455

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($000 except EPS)	2014	2013	2014	2013

Revenue
Services	$ 67,052	$ 71,591	$ 129,321	$ 145,109
Systems	19,169	21,251	41,990	42,527
Total revenue	86,221	92,842	171,311	187,636

Direct costs of revenue
Direct cost of services revenue	37,184	39,722	70,599	81,523
Direct cost of systems	10,802	17,213	27,678	34,725
Total direct cost of revenue	47,986	56,935	98,277	116,248

Services gross profit	29,868	31,869	58,722	63,586
As a % of revenue	45%	45%	45%	44%
Systems gross profit	8,367	4,038	14,312	7,802
As a % of revenue	44%	19%	34%	18%
Total gross profit	38,235	35,907	73,034	71,388
Total gross profit as a % of revenue	44%	39%	43%	38%

Operating expenses
Research and development expense	11,285	9,321	21,648	17,847
Sales and marketing expense	6,317	7,712	13,248	15,761
General and administrative expense	13,177	15,080	24,824	28,728
Depreciation and amortization of property and equipment	3,366	3,609	6,769	7,117
Amortization of acquired intangible assets	949	1,143	1,898	2,285
Total operating expenses	35,094	36,865	68,387	71,738

Income (loss) from operations	3,141	(958)	4,647	(350)

Interest expense	(2,026)	(2,109)	(4,230)	(3,953)
Amortization of deferred financing fees	(212)	(1,440)	(380)	(1,737)
Other income (expense), net	-	(13)	137	(108)
Net income (loss) before income taxes	903	(4,520)	174	(6,148)

Income tax benefit	155	2,649	407	3,448
Net income (loss)	$ 1,058	$ (1,871)	$ 581	$ (2,700)

Net income (loss) per share - basic	$ 0.02	$ (0.03)	$ 0.01	$ (0.05)

Net income (loss) per share-diluted	$ 0.02	$ (0.03)	$ 0.01	$ (0.05)

Weighted average shares used in calculation - basic	59,396	58,461	59,238	58,517
Weighted average shares used in calculation - diluted[1]	60,575	58,461	59,742	58,517

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

Company Contacts:
Tom Brandt	Meredith Allen	Scott Liolios
Senior Vice President and CFO	Sr. Director, Corporate Communications	Investor Relations
TeleCommunication Systems, Inc.	TeleCommunication Systems, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 410-295-1865	Tel 949-574-3860
tbrandt@telecomsys.com	MAllen@telecomsys.com	info@liolios.com

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